Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-174359 on Form S-3, Registration Statements No. 333-174360 and 333-170772 on Form S-4, and Registration Statements No. 333-119008 and 333-144186 on Form S-8 of our report dated March 14, 2012, relating to the consolidated financial statements and financial statement schedule of Rotech Healthcare Inc. and subsidiaries (the Company), and of our report dated March 14, 2012 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Rotech Healthcare Inc. and subsidiaries for the year ended December 31, 2011.
/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

March 14, 2012